UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CEA INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Nevada	27-3911608
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

385 South Pierce Avenue, Suite C

Louisville, Colorado 80027

(Address of Principal Executive Offices)(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Warrants to purchase Common Stock, at an exercise price of $15.15 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

Registration Statement on Form S-3ASR (SEC file no. 333-290430) filed September 19, 2025.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

EXPLANATORY NOTE

CEA Industries Inc. (the “Company”) is filing this Registration Statement on Form 8-A to register its Warrants to purchase Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the listing of the Warrants on The Nasdaq Stock Market LLC. The Warrants were issued in a private placement pursuant to a Securities Purchase Agreement, dated as of July 28, 2025, and the Company has filed a Registration Statement on Form S-3ASR (Registration No. 333-290430) with the Securities and Exchange Commission to register, among other things, the resale of the Warrants and the shares of Common Stock issuable upon exercise thereof.

Item 1. Description of Registrant’s Securities To Be Registered

The following is a description of the material terms of the warrants (the “Warrants” or the “Stapled Warrants”) of the Company being registered hereby. This description is a summary only and does not purport to be complete. It is qualified in its entirety by reference to (i) the Warrant Agreement, dated as of August 5, 2025 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), filed as Exhibit 4.1 hereto and incorporated herein by reference, and (ii) the description of the Stapled Warrants in the prospectus forming a part of the Company’s Registration Statement on Form S-3ASR (Registration No. 333-290430) filed with the SEC on September 19, 2025 (the “Resale Registration Statement”), which is incorporated herein by reference in accordance with the instructions to Form 8-A.

The Resale Registration Statement registers the resale of the Warrants and up to 49,504,988 shares of Common Stock issuable upon exercise thereof. The shares of Common Stock underlying the Warrants, when issued upon proper exercise and payment of the Exercise Price (as defined below), will be validly issued, fully paid and non-assessable.

The Company previously issued 49,504,988 Warrants pursuant to a Securities Purchase Agreement, dated as of July 28, 2025 (the “Securities Purchase Agreement”). Each Warrant entitles the holder to purchase one share of common stock, par value $0.00001 per share (the “Common Stock”), at an exercise price of $15.15 per share (the “Exercise Price”), subject to adjustment as described below. The Company may lower the Exercise Price at any time prior to expiration for not less than fifteen (15) business days, upon at least three (3) days’ prior written notice to holders, provided any such reduction is identical among all Warrants.

Duration and Exercise Period

The Warrants are exercisable from the date of issuance through 5:00 p.m., New York City time, on August 5, 2028 (the “Expiration Date”), after which each unexercised Warrant shall become void. The Company may extend the Expiration Date upon at least twenty (20) days’ prior written notice to holders, provided any such extension is identical among all Warrants.

Exercise of Warrants

A Warrant may be exercised by delivering to the Warrant Agent (i) the warrant certificate or book-entry Warrants on the records of The Depository Trust Company (“DTC”), (ii) a completed election to purchase, and (iii) payment in full of the Exercise Price and any applicable taxes by certified check or wire transfer. The Company shall issue shares as soon as practicable after exercise and clearance of funds; provided that the Company shall not be obligated to deliver any shares unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale of the Warrants and the underlying Common Stock is then effective with a current prospectus. The Company will not be required to net cash settle any exercise. No fractional shares will be issued; any fractional interest will be rounded down to the nearest whole share.

Upon not less than thirty (30) days’ prior notice, the Company may require holders to exercise all outstanding Warrants, provided that (a) the volume-weighted average price of the Common Stock has exceeded 200% of the per share purchase price under the Securities Purchase Agreement (subject to adjustment) during any twenty (20) trading days within a thirty (30) trading-day period ending on the third trading day prior to the notice date, and (b) an effective resale registration statement is then in effect. If a holder fails to pay the Exercise Price within thirty (30) days following the mandatory exercise date, the Company may effect a cashless exercise or redeem and cancel such Warrants at $0.00001 per Warrant.

Anti-Dilution Adjustments

The number of shares issuable upon exercise and the Exercise Price are subject to proportional adjustment upon the occurrence of certain events, including share capitalizations, dividends, subdivisions, consolidations, combinations, reverse subdivisions, reclassifications, reorganizations, mergers, or sales of all or substantially all of the Company’s assets, as more fully described in the Warrant Agreement.

Rights, Amendments & Transferability

The Warrants do not confer upon holders any rights of a shareholder of the Company, including the right to vote, receive dividends, exercise preemptive rights, or receive notice of shareholder meetings. The Warrant Agreement may be amended without holder consent to cure ambiguities, correct defects, or address matters not adverse to holders’ rights. All other amendments, including any increase in the Exercise Price or shortening of the exercise period, require the consent of holders of at least 65% of the then-outstanding Warrants.

Subject to applicable laws, a Warrant may be transferred by a registered holder upon surrender to the Warrant Agent with properly executed instruments of transfer, whereupon a new Warrant will be issued to the transferee and the surrendered Warrant will be cancelled.

Warrant Agent

Continental Stock Transfer & Trust Company serves as both the Warrant Agent and the Transfer Agent for the Warrants. All Warrants are represented by one or more book-entry warrant certificates deposited with DTC and registered in the name of Cede & Co., a nominee of DTC, and beneficial ownership is shown on, and transfers are effected through, records maintained by DTC or institutions that have accounts with DTC.

Exchange Listing

There has not previously been any established public trading market for the Warrants. The Company has applied and been approved to list the Warrants on the Nasdaq Capital Market under the symbol “BNCWZ” beginning April 15, 2026.

Exclusive Forum & Governing Law

The Warrant Agreement designates the state and federal courts located in New York, New York as the exclusive forum for any action arising out of or relating to the Warrant Agreement. Any acquirer of the Warrants is deemed to have consented to such forum provisions. This provision does not apply to claims arising under the Exchange Act or any other claim for which the federal courts are the sole and exclusive forum. The Warrant Agreement and the Warrants are governed by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the laws of another jurisdiction.

Item 2. Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
4.1	Warrant Agreement, dated as of August 5, 2025, by and between CEA Industries Inc. and Continental Stock Transfer & Trust Company, as warrant agent (including the form of Warrant Certificate attached as Exhibit B thereto).

SIGNATURE

Pursuant to the requirements Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

CEA Industries Inc.

Date: April 14, 2026	By:	/s/ David Namdar
	Name:	David Namdar
	Title:	Chief Executive Officer